Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

February 5, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Lans Holdings, Inc.

Kuala Lumpur, Malaysia

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Lans Holdings, Inc. of our report dated February 1, 2013, relating to the financial statements of Lans Holdings, Inc., a Nevada Corporation, as of and for the years ending November 30, 2012 and 2011 and for the period from November 13, 2007 (inception) to November 30, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

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